UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [  ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material under Sec. 240.14a-12

PHAZAR CORP

 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The following press release was issued by PHAZAR CORP on July 16, 2013.

PHAZAR CORP 101 S.E. 25th Avenue Mineral Wells, Texas 76067 www.phazar.com

FOR IMMEDIATE RELEASE	NASDAQ: ANTP

PHAZAR CORP ANNOUNCES ADJOURNMENT OF SPECIAL MEETING OF
STOCKHOLDERS; TO RECONVENE JULY 24, 2013

MINERAL WELLS, Texas (July 16, 2013) PHAZAR CORP (NASDAQ: ANTP) (“PHAZAR” or the “Company”) announced that at its Special Meeting of Stockholders held today, the Company’s stockholders approved the adjournment of the Special Meeting to allow additional time to solicit proxies for the proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated March 13, 2013, by and among PHAZAR, QAR Industries, Inc. (“Parent”) and Antenna Products Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into PHAZAR, with PHAZAR surviving the merger as a private company wholly owned by Parent.  The Special Meeting will reconvene on July 24, 2013 at 4:00 p.m., Central Daylight Time, at the same location - the National Depository Office, located at 405 W. Loop 820 South, Suite 100, Fort Worth, Texas.

The Board of Directors, acting through its independent members, has recommended that stockholders vote “FOR” adoption of the Merger Agreement.  As previously stated by the Company, the ramifications of failing to adopt the Merger Agreement and complete the merger include:

-	Stockholders losing the certainty provided by the Merger Agreement of receiving a fixed amount of cash consideration for their shares of $1.25 per share;

-
PHAZAR’s plan to delist from NASDAQ and deregister from the SEC in order to reduce operating costs, which the Company expects would have a significant and adverse effect on the liquidity of its stock; and

-
The probability that the Company will be unable to meet its obligations as they come due and may be forced to file for bankruptcy.  These obligations include the $500,000 loan from Parent secured by the Company’s real estate assets, which will become due and payable on July 31, 2013.  The Company currently has insufficient cash to repay the loan and no anticipated source for refinancing.

Of the votes that were submitted by proxy prior to today’s meeting, more than two-thirds were cast in favor of adoption of the Merger Agreement.  However, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of outstanding shares of PHAZAR’s common stock, which includes nearly 700,000 shares that remained unvoted as of the time of today’s meeting.

“The strong support for the Merger Agreement that we have received thus far from our stockholders who have voted is very encouraging,” said Gary W. Havener, Chairman of the Board of Directors of PHAZAR. Mr. Havener added: “As we previously announced, leading independent proxy advisory firms ISS Proxy Advisory Services and Glass, Lewis & Co. have both recommended that stockholders vote FOR adoption of the Merger Agreement.  Today’s adjournment will provide stockholders who have not yet participated in this critical process the opportunity to do so, which we urge them to do.”

Every stockholder’s vote is important, regardless of the number of shares owned.  Please act today!

Stockholders who need assistance in voting their shares or who have questions regarding the special meeting may contact the Company’s proxy solicitor, Georgeson, Inc. at 1-800-790-6795 or Kathy Kindle at PHAZAR 940-325-3301 ext. 245.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumptions and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. There can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.  These forward-looking statements speak only as of the date made, and the Company assumes no obligation to update such statements.

Important Additional Information

In connection with the proposed transaction contemplated by the Merger Agreement, PHAZAR has filed with the SEC a definitive proxy statement on Schedule 14A on June 4, 2013. The definitive proxy statement was sent to the stockholders of PHAZAR on or about June 7, 2013.  Investors and security holders of PHAZAR are urged to read the proxy statement and any other relevant documents filed with the SEC because they contain important information about the proposed transaction.

Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by PHAZAR at the SEC’s website at www.sec.gov, or from PHAZAR, by accessing PHAZAR’s website, at www.phazarcorp.com, or by calling Kathy Kindle at 940-325-3301 ext. 245.

PHAZAR and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding those persons and their interests in the proposed transaction is contained in PHAZAR’s definitive proxy statement for the special meeting.